Exhibit 10.1

STRICTLY CONFIDENTIAL

VIA OPTRONICS AG

SHAREHOLDERS’ AGREEMENT

January 23, 2019

SHAREHOLDERS’ AGREEMENT

between

1.              VIA optronics AG

Sieboldstraße 18, 90411 Nürnberg, Germany, formed by means of notarial deed of incorporation (notarial deed no. 23/2019), dated January 4,2019,

- “Company” -

2.              Mr. Jürgen Eichner

Lettenfeldstr. 15, 90952 Schwarzenbruck Germany,

- “Mr. Eichner” -

3.              Coöperatief IMI Europe U.A.

Luna ArenA, Herikerbergweg 238, 1101 CM Amsterdam, The Netherlands,

- “IMI” -

- the parties 2. and 3. each a “Shareholder” and jointly the “Shareholders” -

- the parties 1. through 3. each a “Party” and jointly the  “Parties” -

VIA OPTRONICS AG

SHAREHOLDERS’ AGREEMENT

JANUARY 23, 2019

TABLE OF CONTENTS

I.	RECITALS	5

II.	DEFINITIONS	6

1.	Definitions	6

III.	GENERAL	7

2.	General	7

IV.	MANAGEMENT BOARD, SUPERVISORY BOARD, GENERAL MEETING	7

3.	Management Board	7

4.	Supervisory Board	8

5.	General Meeting	9

V.	FINANCING	10

6.	Financing	10

VI.	RISK MANAGEMENT, REPORTING	10

7.	Risk Management	10

8.	Reporting	10

VII.	INTELLECTUAL PROPERTY RIGHTS	11

9.	Intellectual Property Rights	11

VIII.	DEALING IN SHARES, CALL OPTION, EXIT PUT OPTION, 5% PUT OPTION	11

10.	Dealing in Shares	11

11.	Call Option	12

12.	Exit Put Option	14

13.	5% Put Option	15

IX.	INITIAL PUBLIC OFFERING	16

14.	Obligations in relation to IPO	16

X.	NOTICES	17

15.	Notices	17

XI.	MISCELLANEOUS	17

16.	Interpretation	17

17.	Effective Date, Term	17

18.	Confidentiality	18

19.	Form of Amendments and Statements	18

20.	Severability	18

21.	Transaction Costs	18

22.	Governing Law	19

23.	Jurisdiction	19

PRIVATE AND CONFIDENTIAL

INDEX OF DEFINED TERMS

5% Put Exercise Notice	15

5% Put Option	14

5% Share	15

ADRs	16

Agreement	6

Articles of Association	7

BGB	6

Business Day	6

Call Exercise Notice	12

Call Option	12

Company	1

Exit Put Exercise Notice	14

Exit Put Option	14

Exit Triggering Events	14

Expert	12

General Meeting	9

Group	5, 10

IMI	1

Initial Public Offering	5

IPO	5

IPO Lock-Up Period	16

Management Board	7

Mr. Eichner	1

Old Shareholders Agreement	18

Option Price	12

Option Shares	12

Party, Parties	1

Secondary Placement	17

Shareholder(s)	1

SPA	5

Subsidiaries	5

Subsidiary	5

Supervisory Board	8

Third Anniversary	15

Three Months Period	15

Triggering Event	12

VIA GmbH	5

VIA LCC	5

VIA Ltd	5

VTS	5

LIST OF EXHIBITS

EXHIBIT 11.7X.15 – OPTION SHARES TRANSFER AGREEMENT	13

EXHIBIT 15 – NOTICES	17

I.                                                 RECITALS

(A)                                        The Company is a German stock corporation (Aktiengesellschaft) newly established with notarial deed of the notary public Dr. Thomas Wachter with offices in Munich (notarial deed no. 23/2019), dated January 4,2019, with registered seat in Nuremberg, Germany.

(B)                                        The Company’s registered nominal share capital (Grundkapital) currently amounts to EUR 100,000 (in words: Euro one hundred thousand) and is divided into 100,000 registered shares (Namensaktien) with no par value each and is currently held by the Shareholders as follows.

Shareholders	No. of Shares	Nominal Amount of each Share (in EUR)	Aggregate amount (in EUR)	Shareholding in %
Jürgen Eichner	24,000	1.00	24,000	24
Coöperatief IMI Europe U.A.	76,000	1.00	76,000	76
Total	100,000	1.00	100,000	100

(C)                                        On August 16, 2016 Mr. Eichner and IMI entered into a share sale and purchase agreement (notarial deed D2448/2016 of the notary public Dr. Christoph Döbereiner, Munich) (“SPA”) pursuant to which IMI acquired from Mr. Eichner and WHEB Ventures Private Equity Fund 2 LP in aggregate 76% of the registered share capital of VIA optronics GmbH, registered with the commercial register at the local court in Nuremberg under HRB 22650 (“VIA GmbH”).

(D)                                        VIA GmbH is active in the field of manufacturing and distributing optical bonding display solutions, in particular components and system solutions for optelectronics and display technology, as well as the provision of services in such areas. VIA GmbH holds the entire issued share capital of VIA optronics Suzhou Co. LTD (China) (“VIA Ltd”) and VIA optronics LLC (USA) (“VIA LCC”) (VIA Ltd and VIA LLC individually a “Subsidiary” and jointly the “Subsidiaries”). In addition, VIA GmbH holds a 65% ownership interest in VTS Touchsensor Co. Ltd. (Japan) (“VTS”) which operates a business that develops, manufactures and markets copper touch panel sensors used in touch panel modules and copper PET film used is touch panel sensors (VTS together with the Company, VIA GmbH and the Subsidiaries hereinafter the “Group”).

(E)                                         It is the common goal of the Shareholders that an initial public offering (an “Initial Public Offering” or “IPO”) is the preferred option to realize the value of the Group, and subject to prevailing market conditions and after consultation of the Shareholders, the Company’s board of directors shall be entitled to initiate an IPO process. In view of the contemplated IPO Mr. Eichner and IMI have both contributed their respective shares in VIA optronics GmbH into the Company in return for shares whereby the shareholding ratio has remained the same, i.e. Mr. Eichner holds 26% and IMI holds 74% of the registered share capital of the Company. The Company thereby has become the sole shareholder of VIA optronics GmbH.

(F)                                          IMI and Mr. Eichner intend to govern their relationship amongst each other as shareholders of the Company by the provisions of this shareholders’ agreement (“Agreement”).

II.                                            DEFINITIONS

1.                                               Definitions

1.1                                        Capitalized terms used in this Agreement shall have the meaning set forth in this Agreement, as referred in the Index of Defined Terms section on page 3.

1.2                                        The headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.3                                        Unless stated otherwise, all references to “Section” refer to the corresponding Section of this Agreement. Unless otherwise required by the context, words such as “herein”, “hereunder” or the like refer to this Agreement in its entirety and not to a specific provision of this Agreement.

1.4                                        All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

1.5                                        The word “including” shall mean “including, without limitation,” the word “in particular” shall mean “in particular, without limitation,” none of which shall limit the preceding words or terms. The expressions “without undue delay” and “prompt” or “promptly” shall mean “unverzüglich” as defined in Section 121 German Civil Code (Bürgerliches Gesetzbuch — “BGB”).

1.6                                        Any reference to a Party includes a reference to that Party’s successors in title and permitted assignees.

1.7                                        A “person” includes a reference to any individual, legal entity, government, public authority, works council, employee representative body or other body (whether or not having separate legal personality).

1.8                                        A “Business Day” shall be a day on which the banks in Nuremberg, Germany, are open to transact normal commercial business.

III.                                       GENERAL

2.                                               General

2.1                                        The Shareholders shall exercise their rights as shareholders of the Company in accordance with the provisions of this Agreement and in accordance with the Company’s articles of association (“Articles of Association”). In the event of a conflict between the provisions of this Agreement and the Articles of Association, to the extent legally permissible, the provisions of this Agreement shall prevail between the Parties and shall operate as voting agreement (Stimmbindungsvereinbarung).

2.2                                        Until the Articles of Association are registered with the commercial register, the Shareholders agree to treat themselves as if the Articles of Association were registered and effective.

IV.                                        MANAGEMENT BOARD, SUPERVISORY BOARD, GENERAL MEETING

3.                                               Management Board

3.1                                        The management board (Vorstand) of the Company (“Management Board”) shall have responsibility for the management of the Company’s business, save in respect of those matters which are specifically reserved to the Supervisory Board or the General Meeting either in this Agreement, by the Articles of Association, by the rules of procedure for the Management Board (Geschäftsordnung für den Vorstand) or by mandatory applicable law.

3.2                                        The Company shall initially have two (2) members of the Management Board. Members of the Management Board are appointed and removed by the Supervisory Board. The Supervisory Board shall further be entitled to increase or decrease the number of members of the Management Board and to determine the powers of representation of each of them and may, in particular, resolve that certain members of the Management Board may represent the Company only together with certain other members of the Management Board. Subject to the foregoing, all members of the Management Board shall have joint power of representation in accordance with the statutory provision.

3.3                                        The members of the Management Board shall be provided with new service contracts to reflect their increased responsibilities in relation to, and the new structure of, the VIA optronics group.

3.4                                        The Supervisory Board shall be also responsible for the conclusion, amendment and termination of service agreements with members of the Management Board.

3.5                                        The Supervisory Board shall be entitled to adopt, amend and cancel rules of procedure for the Management Board which shall provide for certain transactions and measures which shall require the prior approval of the Supervisory Board or the General Meeting.

3.6                                        Each year, the Management Board shall submit to the Supervisory Board in accordance with its instructions as to timing and scope an annual budget of the Company for its approval. Once approved, the Management Board shall work towards implementing the annual budget as approved and shall regularly report on the progress against such annual budget to the Supervisory Board; the Management Board shall forthwith inform the Supervisory Board if and when it becomes apparent that the approved budget cannot be implemented.

4.                                               Supervisory Board

4.1                                        The Company’s supervisory board (Aufsichtsrat) (“Supervisory Board”) shall consist of three (3) members.

4.2                                        The members of the Supervisory Board shall be elected by the General Meeting, whereby IMI shall have the right to nominate two (2) persons and Mr. Eichner shall have the right to nominate one (1) person (including himself, provided he is not member of the board of directors at the relevant time) who shall be elected by the General Meeting as members of the Supervisory Board. Each Shareholder hereby undertakes to exercise its voting rights in a way to appoint the person(s) nominated as member(s) of the Supervisory Board by the other Party and, if so requested in writing by the other Party, to remove a member of the Supervisory Board which was appointed upon nomination by the other Party.

4.3                                        Furthermore, each Party has the right to nominate a substitute member for each member for the Supervisory Board nominated by it (to be elected by the General Meeting). Substitute members shall replace the retiring member for the duration of the remaining mandate but latest until the end of the General Meeting at which a new member is appointed in accordance with Section 4.2.

4.4                                        The Supervisory Board may adopt rules of procedures for the Supervisory Board (Geschäftsordnung für den Aufsichtsrat). Unless otherwise stipulated in the rules of procedure for the Supervisory Board:

4.4.1                              Resolutions of the Supervisory Board are to be adopted with simple majority.

4.4.2                              Members of the Supervisory Board who are absent at a meeting may participate in a resolution by submitting a written vote to the Supervisory Board via other members of the Supervisory Board or a third party which the absent Supervisory Board member has authorized by written declaration to participate in the relevant meeting of the Supervisory Board. Supervisory Board members may also in writing (email is deemed to be sufficient) authorize other Supervisory Board members to vote on their behalf.

5.                                               General Meeting

5.1                                        The Company’s general meeting (Hauptversammlung) (“General Meeting”) shall in particular be responsible for and entitled to pass resolutions on the following matters concerning the Company:

5.1.1                              any changes to the Articles of Association;

5.1.2                              the reduction or increase of the issued and outstanding nominal share capital (Grundkapital) of the Company or the creation of any options or other rights to subscribe for or to convert into shares in the Company;

5.1.3                              the initiation, implementation or completion of a liquidation, winding up or dissolution of the Company;

5.1.4                              the distribution of any profits of the Company;

5.1.5                              the appointment, removal and discharge of the members of the Supervisory Board; and

5.1.6                              the appointment of the auditors for the Company.

5.2                                        The Shareholders’ Meeting shall be convened in accordance with the Articles of Association and applicable statutory law.

5.3                                        For the period until December 31, 2019, IMI agrees that it will not seek to increase the issued and outstanding nominal share capital in a manner which results in Mr. Eichner’s percentage shareholding in the Company to be reduced below 10% of the issued and outstanding nominal share capital of the Company, unless such capital increase is required to issue new shares of the Company that will be subscribed by, or sold to, one or more underwriters with a view to make a public offering of the Company’s shares or any surrogates thereof in the context of an IPO.

5.4                                        Voting rights may be exercised by agents on the basis of a power of attorney that can be provided by fax or electronically.

V.                                             FINANCING

6.                                               Financing

6.1                                        No Shareholder shall be obliged to provide guarantees or security for any indebtedness of the Company, unless otherwise agreed by such Shareholder in writing.

6.2                                        Except as agreed otherwise, no Shareholder shall be obliged to provide any capital to the Company by way of subscription for Shares, by way of shareholder loans or otherwise.

VI.                                        RISK MANAGEMENT, REPORTING

7.                                               Risk Management

The Management Board shall procure that the Company and each subsidiary, existing or as may be established from time to time (jointly with the Company the “Group”) will establish, maintain and duly administer an internal control system comprising policies, processes and such other features as are necessary or advisable to help ensure:

(i)                                     the Group’s effective and efficient operation by enabling it to manage significant business, operational, financial, compliance and other risks to achieving the Group’s objectives;

(ii)                                  the quality of the Group’s internal and external reporting; and

(iii)                               compliance by the Group with any applicable laws and regulations binding on it.

8.                                               Reporting

8.1                                        If and to the extent reasonably practical, the Management Board shall procure that the Company forwards at its cost to each Shareholder — with a copy to all Shareholders — all financial and business information reasonably available to it, which a Shareholder reasonably requires in order to fulfil its internal and external reporting requirements. In particular, the Company shall put in place systems and processes that will permit it to forward to IMI financial and business information as required by IMI’s parent companies (to report its results in accordance with IFRS) on a monthly basis at the latest within five (5) Business Days after the last day of the month or at such other intervals or dates communicated by IMI to the Company and shall, until such processes have been set up, provide such information as reasonably available to it.

8.2                                        The Company shall provide to each member of the Supervisory Board all financial and business information and grant to each member of the Supervisory Board (or any third party authorized by the Supervisory Board for this purpose) access to the premises, employees and business records as the Supervisory Board reasonably requires or requests.

8.3                                        Within the first three (3) months of the fiscal year, the Management Board shall prepare the annual accounts and the management report for the past financial year, including the consolidated accounts, and shall submit them to the Supervisory Board without undue delay, together with a proposal for the appropriation of the balance sheet profits. The Supervisory Board shall examine the annual accounts, the management report and the proposal for the appropriation of the balance sheet profits, with the involvement of the Company’s auditors.

8.4                                        The consolidated annual accounts of the Company must be audited by a certified auditor, to be appointed by the Supervisory Board.

VII.                                   INTELLECTUAL PROPERTY RIGHTS

9.                                               Intellectual Property Rights

Any intellectual property rights (including, without limitation, patents, trademarks, service marks, registered designs, copyrights, database rights, rights in designs, inventions and confidential information) which arise in the course of the Company’s activities shall belong to the Company.

VIII.                              DEALING IN SHARES, CALL OPTION, EXIT PUT OPTION, 5% PUT OPTION

10.                                        Dealing in Shares

10.1                                 No Shareholder shall do, or agree to do, any of the following during the continuance of this Agreement other than in accordance with this Agreement, or with the prior written consent of the Company:

10.1.1                       transfer or dispose of any Share or any interest in any Share, whereby “transfer” includes any restructuring measures according to the German Transformation Act (Umwandlungsgesetz) and any other actions with result in a change of the direct or indirect ownership of the Shares;

10.1.2                       pledge, mortgage, charge or otherwise encumber any Share or any interest in any Share;

10.1.3                       grant an option over any Share or any interest in any Share; or

10.1.4                       enter into any agreement in respect of the votes attached to any Share.

10.2                                 IMI shall be entitled to sell and transfer some or all of its Shares held by it to any of its affiliates in which case such Affiliate shall become a party to this Agreement and shall either replace IMI (if IMI sells and transfers all of its Shares to such affiliate) or act jointly with IMI in exercising its rights or fulfilling its obligations hereunder.

11.                                        Call Option

11.1                                 After an initial standstill period until January 30, 2020, IMI shall have the right (“Call Option”) to require that all Shares held by Mr. Eichner (or his successor in interest) in the Company at such time (hereinafter the “Option Shares”) are sold and transferred to IMI if and when the service agreement between the Company or VIA optronics GmbH and Mr. Eichner (as amended from time to time) terminates (by termination for cause, by expiration or otherwise) (“Triggering Event”).

11.2                                 If Mr. Eichner ceases to be a managing director of VIA optronics GmbH or a member of the Management Board of the Company and becomes a member of the Company’s Supervisory Board instead, the Parties — prior to Mr. Eichner ceasing to be a managing director of VIA optronics GmbH or a member of the Management Board — shall jointly consider whether to extend the Call Option and the Exit Put Option. The Call Option and the Exit Put Option shall, however, have the same term (i.e. if the term for the Call Option is extended this is automatically deemed an equivalent extension of the term of the Exit Put Option).

11.3                                 The Call Option shall be exercised by way of written notice to Mr. Eichner (or if applicable his successor in interest) (“Call Exercise Notice”). Such Call Exercise Notice must be received within a period of six (6) months (i) after the Triggering Event occurred or (ii) January 30, 2020, whichever is later. If the Call Exercise Notice has not been received within this period, it lapses.

11.4                                 Notwithstanding the forgoing, IMI shall be entitled (but not required) to exercise the Call Option prior to January 30, 2020 if the service agreement between the Company and Mr. Eichner or between VIA optronics GmbH and Mr. Eichner has been terminated for good cause. In this case, the period during which IMI shall be entitled to exercise the Call Option shall be the time period between the termination for good cause becoming effective and June 30, 2020.

11.5                                 Upon timely receipt of the Call Exercise Notice, the Parties shall in good faith discuss and mutually agree the fair value of the Company as a whole and based on the ownership percentage which the Option Shares reflect in the total capital of the Company, the resulting fair value of the Option Shares. The fair value as so agreed shall be the “Option Price”.

11.6                                 If the Parties fail to reach such mutual agreement on the Option Price (or a process how to determine the Option Price) within six (6) weeks after the Call Exercise Notice has been received, either of the parties shall be entitled to apply to the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprüfer in Deutschland e. V.) to appoint an auditor to act as an expert (Schiedsgutachter) to determine the fair market value of the Company. The auditor so appointed (“Expert”) shall determine such fair market value of the Company and the resulting fair value of the Option Shares (representing to ownership percentage which the Option Shares reflect in the total capital of the Company) acting as an expert arbitrator within the meaning of Section 317 BGB. The Parties shall take all such steps as are reasonably required by the Expert so that the Expert accepts its appointment as contemplated hereunder and shall, in particular, agree to the terms of reference and agree to pay the compensation for the Expert’s engagement, as reasonably requested by the Expert. Each of the parties shall co-operate and procure that the Company co-operates with the Expert by providing the Expert with such information about the Group’s business as the Expert reasonably requests. The Expert shall grant to each of the parties the opportunity to state their respective views as to the proper valuation of the Company. In determining the fair value of the Company the Expert shall apply the valuation method which such Expert deems appropriate to assess the price a willing buyer would be prepared to pay for the acquisition of the Company. The fair value of the Option Shares as so determined by the Expert shall then be the Option Price. The Expert shall also decide on the distribution of costs of its engagement applying the principles of Section 90, 91 German Civil Process Code (Zivilprozessordnung — ZPO) taking into account the respective positions the parties have taken in respect of the valuation of the Company.

11.7                                 Upon the determination of the Option Price in accordance with Sections 11.5 or 11.6 above the Parties shall document the sale and transfer of the Option Shares by executing the agreement as attached as Exhibit 11.7 (as appropriately completed). The Parties remain free to amend Exhibit 11.7 as mutually agreed and, if so agreed, they may in particular provide for payment of the Option Price in shares of IMI’s parent company.

11.8                                 IMI welcomes and acknowledges the request of Mr. Eichner to potentially convert the Option Shares into shares in IMI’s ultimate parent company, Ayala Corporation. For practical and legal reasons, such conversion is very unlikely to be possible by way of a direct exchange of shares but can instead likely be achieved by Mr. Eichner using the proceeds of the sale of the Option Shares to acquire shares in Ayala Corporation in the open market. IMI will provide Mr. Eichner with such assistance as IMI is reasonably able to provide in the context of such transaction, it being understood that its ability to do so is limited.

11.9                                 If the existing service agreement of Mr. Eichner with the Company or with Via optronics GmbH is not extended beyond January 1, 2020 and if such non-extension was caused by the Company failing to make an offer to Mr. Eichner for an extension of the contract which provided for a compensation package which was not materially worse than the compensation package Mr. Eichner was entitled to at the time the service agreement expired, Mr. Eichner shall be entitled to extend the standstill period for the exercise of the Call Option and the Exit Put Option from January 30, 2020 to December 31, 2022. Such extension shall require a written notice by Mr. Eichner, such written notice (i) to unequivocally exercising his rights under this Section 11.9 and (ii) to be issued within four (4) weeks after the earlier of (x) the Supervisory Board notifying Mr. Eichner in writing that his service agreement will not be extended and advising him of his rights under this Section 11.9 and (y) January 1, 2020. Should Mr. Eichner exercise this right, the references in Sections 11.1, 11.3, 11.4 and 12.1, 12.2 and 12.3 to January 30, 2020, are replaced by reference to December 31, 2022. Otherwise the provisions under Sections 11 and 12 remain unaffected.

12.                                        Exit Put Option

12.1                                 After an initial standstill period until January 30, 2020, Mr. Eichner shall have the right to require IMI (or if applicable its successor in interest) to purchase and acquire from Mr. Eichner (“Exit Put Option”) all Option Shares if (i) a Triggering Event has occurred or (ii) the share capital of the Company has increased with the result that Mr. Eichner’s percentage ownership in the Company has been reduced below 10% of the issued and outstanding nominal share capital (Grundkapital) of the Company (together the “Exit Triggering Events”).

12.2                                 The Exit Put Option shall be exercised by way of written notice to IMI (or if applicable its successor in interest) (“Exit Put Exercise Notice”). Such Put Exercise Notice must be received within a period of six (6) months (i) after the Exit Triggering Event occurred or (ii) January 30, 2020, whichever is later. If the Exit Put Exercise Notice has not been received within this period, it lapses.

12.3                                 Notwithstanding the forgoing, Mr. Eichner shall be entitled (but not required) to exercise the Put Option prior to January 30, 2020 if he has terminated the service agreement between him and the Company or between him and VIA optronics GmbH for good cause. In this case, the period during which he shall be entitled to exercise the Put Option shall be the time period between the termination for cause becoming effective and June 30, 2020.

12.4                                 Upon timely receipt of the Put Exercise Notice, the parties shall determine (or have determined) the fair market value of the Option Shares in accordance with Sections 11.5 and 11.6 which shall apply mutatis mutandis.

12.5                                 Upon determination of the Option Price in accordance with Sections 11.5 and 11.6 above, the Parties shall document the sale and transfer of the Option Shares by executing the agreement as attached as Exhibit 11.7 (as appropriately completed).

13.                                        5% Put Option

13.1                                 Mr. Eichner shall have the right (“5% Put Option”) to require IMI to acquire a Share in the nominal amount of 5,000 (reflecting 5% of the issued and outstanding nominal share capital of the Company) (“5% Share”) at a price of EUR 3,100,000 (in words: Euro three million one hundred thousand) if IMI was entitled to a warranty claim under the SPA, further reduced by the additional amount which IMI would have been able to recover from Mr. Eichner if the 5% Share had been sold under the SPA (as then appropriately amended as to the relevant proportion).

13.2                                 The 5% Put Option may be exercised in accordance with Section 13.1 at any time between the first (1st) and the third (3rd) anniversary of September 14, 2016 (“Third Anniversary”) provided that, if prior to the Third Anniversary the share capital of the Company is increased, the option may and must be exercised within three (3) months after the capital increase has been registered in the commercial register (“Three Months Period”).

13.3                                 The 5% Put Option shall be exercised by way of written notice to IMI (or if applicable its successor in interest) (“5% Put Exercise Notice”). The 5% Put Option is considered to have been exercised at the time the 5% Put Exercise Notice is received by IMI (or if applicable its successor in interest).

13.4                                 If the 5% Put Exercise Notice is not received by the earlier of the Third Anniversary or the expiration of the Three Months Period, the 5% Put Option lapses.

13.5                                 Upon timely receipt of the 5% Put Exercise Notice, the Parties shall document the sale and transfer of the 5% Share by executing an agreement substantially in the form as attached as Exhibit 11.7 (as appropriately amended to reflect and implement the sale of a partial interest of Mr. Eichner as contemplated hereunder).

13.6                                 If either the Exit Put Option or the Call Option are exercised, all other options provided for hereunder (including the 5% Put Option) lapse provided that if at the time of such exercise, the 5% Put Option had not yet expired in accordance with Section 13.4 and had not been exercised, in determining the Option Price the Parties or, if applicable, the Expert shall attribute to the 5% Share a value of no less than EUR 3,100,000 (in words: Euro three million one hundred thousand) minus the amount of dividends or similar kinds of distribution, if any, distributed on account of these Shares between the date of this Agreement and the date of such sale and, if IMI was entitled to a warranty claim under the SPA, further reduced by the additional amount which IMI would have been able to recover from Mr. Eichner if the 5% Share had been sold under the SPA (as then appropriately amended as to the relevant proportion). Further, for the avoidance of doubt, this minimum value shall not in any way be relevant for the valuation of the Company as a whole or the remaining Shares to be valued.

IX.                                       INITIAL PUBLIC OFFERING

14.                                        Obligations in relation to IPO

14.1                                 It is the common goal of the Shareholders that an IPO of the Company’s shares or surrogates of shares in the Company (e.g. American Depositary Receipts, “ADRs”) on a recognized stock exchange is the preferred option to realize the value of the Company, and subject to prevailing market conditions and after consultation of the Shareholders the Company will be entitled to initiate an IPO.

14.2                                 Each Shareholder shall exercise its voting rights attached to its respective Shares in the Company and take any and all other customary and commercially reasonable action solely in its capacity as a Shareholder of the Company (including, without limitation, waiving any and all legal and/or statutory requirements as to form and notice for the calling and holding of a shareholders’ meeting and the passing of a shareholders’ resolution) to cooperate and support in its capacity as Shareholder any action or transaction as reasonably proposed to be taken by the Company in connection with such IPO. In particular, the Parties shall, to the extent legally possible, use its influence and admit that:

14.2.1                       the Company prepares a data room and permits a due diligence;

14.2.2                       the Company sets up a business plan;

14.2.3                       the management of the Company performs any management presentations as required or feasible; and

14.2.4                       the Company prepares an offering prospectus in line with applicable law.

14.3                                 The Shareholders shall not be obliged to provide any representations, warranties or undertakings in relation to an IPO, except as to the ownership of their shares sold in an IPO.

14.4                                 The underwriter may request, and the Shareholders shall then sign and accept agreements or undertakings concerning transfer restrictions relating to the listed shares on customary market terms and subject to the particularities of the IPO, notably transfer restrictions for a lock-up period which shall be reasonably determined by the underwriter in accordance with the then customary market practice and the particularities of the IPO to ensure a successful IPO (the “IPO Lock-Up Period”). The Shareholders will use best efforts to minimize any restrictions requested by the underwriter. Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict, or require any Shareholder from entering into a lockup agreement that restricts, any Shareholder from transferring any Shares acquired in the IPO or in open market transactions following the IPO.

14.5                                 The Parties shall have pro rata rights, but no obligation, to sell their Shares in the Company to the extent existing Shares are to be placed in the IPO through a secondary placement (the “Secondary Placement”). Should a Shareholder not (fully) exercise its rights to place its pro rata portion in the secondary placement the other Shareholder may increase the volume of its sale pro rata.

14.6                                 Subject to the IPO Lock-Up Period and customary co-ordination obligations for block trades, all Shareholders of the Company shall be free to dispose of their Shares in the Company upon completion of the IPO.

14.7                                 The costs of any IPO process (whether successful or not) initiated by the Company shall be borne by the Company and/or any of its subsidiaries, to the extent legally permitted and, if not so, by the Shareholders in proportion to the Shares sold or to be sold by them (based on sales proceeds) in such IPO.

X.                                            NOTICES

15.                                        Notices

All notices and other communications hereunder shall be made in writing and shall be sent by email or courier to the addresses as set forth in Exhibit 15 to this Agreement.

XI.                                       MISCELLANEOUS

16.                                        Interpretation

The terms printed in italics constitute German legal terms describing the meaning of the terms in the English language they refer to, and are to be taken into account when interpreting this Agreement.

17.                                        Effective Date, Term

17.1                                 This Agreement shall become effective on the date of its execution. Each Party hereto may terminate this Agreement with six (6) months’ prior notice or at any time mutually by written agreement of the Shareholders. The right to terminate this Agreement for good cause (aus wichtigem Grund) remains unaffected. Unless expressly agreed otherwise and subject to any applicable lock-up restrictions, the termination in accordance with this Section 17.1 shall leave the Call Option (Section 11), the Exit Put Option (Section 12) and the 5 % Put Option (Section 13) unaffected, these rights, if not exercised, expire and thereby terminate in accordance with their respective terms.

17.2                                 The Parties agree that conditional upon the Shareholders ceasing to be shareholders of VIA GmbH, this Agreement shall fully replace and supersede the shareholders agreement concluded between Mr. Eichner and IMI on September 14, 20 relating to VIA GmbH (“Old Shareholders Agreement”) which shall have no further effect thereafter. However, in case that there is a dispute amongst the Parties about the reading or interpretation of a clause of this Agreement, the respective provision of the Old Shareholders Agreement shall be taken into account for interpretation purposes.

17.3                                 This Agreement shall, with respect to all Parties, terminate automatically without the necessity of a notice of termination upon closing and settlement of an IPO.

18.                                        Confidentiality

The Parties shall keep the content of this Agreement confidential, except if and to the extent (i) disclosure is expressly agreed among the Parties, or (ii) disclosure is required pursuant to any statute or law, official or judicial orders, or provisions or regulations relating to a stock exchange. Each Shareholder shall be further entitled to disclose the content of this Agreement to its partners, members, or any other holders of shares or interests in it, if reasonable measures are in place or have been taken that such recipient will keep the content of this Agreement confidential.

19.                                        Form of Amendments and Statements

Amendments to this Agreement including any amendment of this Section 19 shall be required to be in writing in order to be effective, unless a stricter form requirement (e.g. a notarization) applies by mandatory law. Any statement, declaration, notification or other communication that is required to be in writing under this Agreement, shall suffice to be transmitted by email in order to be effective.

20.                                        Severability

In the event that a provision of this Agreement is or becomes partly or entirely invalid or unenforceable or if this Agreement contains a gap or omission, the validity of the remaining provisions of this Agreement is not affected thereby. The partly or entirely invalid or unenforceable provision shall be deemed replaced in this case by a valid and enforceable provision, which the Parties would have agreed on had they been aware of the invalidity or unenforceability of the respective provision. The same applies in the event that this Agreement contains a gap or omission.

21.                                        Transaction Costs

The Parties shall each bear their own costs incurred in connection with this Agreement and the transactions contemplated herein, provided, however, that the costs of any registration costs connected therewith shall be borne by the Company.

22.                                        Governing Law

This Agreement is governed by and construed in accordance with the laws of the Federal Republic of Germany under exclusion of its rules of conflict of laws.

23.                                        Jurisdiction

All disputes or claims arising out of or in connection with this Agreement (including all of its Annexes), including all disputes regarding the validity, performance or termination (in whole or in part) hereof, shall be finally settled according to the Arbitration Rules of the German Institution of Arbitration (Schiedsgerichtsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V. — DIS) as applicable at the time of filing the claim, without recourse to the ordinary courts of law and to the exclusion of the jurisdiction of any (other) court or tribunal. The arbitration panel shall have its seat in Nuremberg, Germany. It shall be composed of three (3) arbitrators (of which the chairman must be a lawyer admitted to the German lawyers’ bar) unless the matter of the dispute has a value of less than EUR 500,000.00, in which case there shall be only one (1) arbitrator who must be a lawyer admitted to the German lawyers’ bar. The proceedings and correspondence shall be in the English language, provided, however that written evidence and other supporting documentation may also be submitted in the German language. The applicable substantive law shall be the laws of the Federal Republic of Germany.

[Signature pages follows]

25 January 2019	/s/ VIA optronics AG
Place, date	VIA optronics AG

25 January 2019	/s/ Jürgen Eichner
Place, date	Jürgen Eichner

Amsterdam, 24 January 2019	/s/ Coöperatief IMI Europe U.A.
Place, date	Coöperatief IMI Europe U.A.